FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 11, 2000
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(Date of Report)

NATIONAL CITY CORPORATION
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(Exact name of registrant as specified in its charter)

Delaware	1-10074	34-1111088
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(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio		44114
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(Address of principal executive offices)		(Zip Code)

(216) 575-2000
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(Registrant’s telephone number, including area code)

Item 5. Other Events

      As previously disclosed, in October 1999 the Corporation’s Board of Directors authorized a share repurchase program for up to 30 million shares, or approximately 5 percent of the Corporation’s outstanding common stock, with an aggregate purchase cost limit of $1 billion. The repurchase of common stock may be made, from time to time, on the open market or in privately negotiated transactions.

      In conjunction with the foregoing, the Corporation has entered into an agreement with a third party that provides the Corporation with an option to purchase up to $300 million of National City common stock. In accordance with this agreement, the Corporation has entered into forward transactions for its common stock beginning in April. The forward transactions can be settled from time to time, at the Corporation’s election, on a physical, net cash or net share basis. In the case of net cash or net share settlement, the amount at which these forward purchases can be settled depends principally upon the future market price of the Corporation’s common stock as compared with the forward purchase price per share and the number of shares to be settled. The final maturity date of the agreement is April 19, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED: None

      b) PRO FORMA FINANCIAL INFORMATION: None.

      c) EXHIBITS: None

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 11, 2000	By /s/ Carlton E. Langer

Vice President and Assistant Secretary